EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: HANK NICODEMUS
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 13, 2004 – Equus II Incorporated (NYSE: EQS) reports net assets as of March 31, 2004 of $69.7 million, or $10.54 per share. Comparative data is summarized below:

	3/31/04	12/31/03	3/31/03
Net assets	$69,717,748	$71,538,554	$79,714,005
Shares Outstanding	6,615,173	6,615,173	6,233,021
Net assets per share	$10.54	$10.81	$12.79

Net assets per share decreased approximately 2.5% from year-end and approximately 12% from the comparable period a year ago, after considering the 2003 dividend. The decline in net assets from year-end was primarily due to a write down in the portfolio value of Container Acquisition, Inc., a shipping container and storage company, which continues to be adversely affected by dislocations in the shipping container market. The primary decreases in net assets from a year ago were the portfolio valuations of Doane Petcare Enterprises, Inc. and Turfgrass America, Inc., each of which declined by over $4 million. Doane’s performance has been negatively impacted by record soybean costs, which are a major ingredient in its pet food products. Turfgrass has now been recapitalized with a cash infusion by a new investor and its operations are showing some improvement.

“We have spent the last several quarters revaluing our asset portfolio and repositioning the Company for growth,” stated Sam P. Douglass, Chairman and Chief Executive Officer of Equus. “As previously reported, the Fund has repaid all of its debt through the sale of Strategic Holdings, Inc. In addition, we received a cash dividend of $3.525 million from Champion Window in the first quarter and we negotiated a new line of credit for $6.5 million. We now have available cash, which will allow the Fund to consider strategic investment opportunities.”

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 15 businesses in various industries and 2 venture capital firms. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. Our home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.